EXHIBIT 16.1


                              Baum & Company, P.A.
                        1515 University Drive, Suite 209
                             Coral Springs, FL 33071
                              Phone: (954) 752-1712
                               Fax: (954) 752-7041


May 16, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


RE:  Bio-Solutions International, Inc.
     File No. 33-25126-D



We have read the statements that Bio-Solutions International, Inc. included under Item 4 of the Form 8-K expected to be filed on May 18, 2005 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.



Very truly yours,


/s/ Baum & Company, P.A.
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Baum & Company, P.A.